1. Name and Address of Reporting Person
   Young, Robert H.
   77 GROVE STREET
   RUTLAND, VT 05701-
2. Issuer Name and Ticker or Trading Symbol
   Central Vermont Public Svc (CV)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   1/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock - $6 Par Value        01/13/2003 M             19896       A      $18.0650                    D
Common Stock - $6 Par Value        01/13/2003 F             -7324       D      $18.0650   29211            D
Common Stock - $6 Par Value        12/31/2002 R             23          A      $0.0000    2725             I           By ESIP
                                                                               <F1>                                    (401-K)
Common Stock - $6 Par Value                                                               0                I           By Wife as
                                                                                                                       Custodian of
                                                                                                                       Son
Common Stock - $6 Par Value        12/31/2002 R             10          A      $0.0000    852              I           By Wife
                                                                               <F2>
Common Stock - $6 Par Value                                                               1                I           By Son

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option - $10.5625                                             05/04/2009 Common                      31860    D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $10.75                                               05/02/2010 Common                      30300    D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $11                                                  05/07/2007 Common                      35500    D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $13.5625                                             05/02/2005 Common                      6000     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $14                                                  05/07/2006 Common                      12000    D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $14.625                                              05/05/2008 Common                      53000    D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $16.105                                              05/01/2011 Common                      26200    D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $18.4375                                             05/03/2004 Common                      6000     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $19.075                                              05/07/2012 Common                      32300    D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value
Stock Option - $24.3125                                             05/04/2003 Common                      6000     D
  Right to Buy                                                                 Stock -
                                                                               $6 Par
                                                                               Value

Explanation of Responses:

<F1>
Shares acquired through reinvestment of dividends in the Company's ESIP/401(k) at a price of $17.875.
<F2>
Shares acquired through reinvestment of dividends in Dividend Reinvestment Plan at a price of $17.875. The reporting person disclaims beneficial ownership of these securities.

SIGNATURE OF REPORTING PERSON
/s/ Robert H. Young

DATE
01/15/2003